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                     January 31, 2024

       Howard Doss
       Chief Financial Officer
       PowerUp Acquisition Corp.
       188 Grand Street, Unit #195
       New York, NY 10013

                                                        Re: PowerUp Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed March 21,
2023
                                                            File No. 001-41293

       Dear Howard Doss:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction